Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $1.6 Million

Revenues of $5.6 million for Q1 2009

Redwood City, California, February 24, 2009 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for its first fiscal quarter ended January 31, 2009.

For the quarter, Versant reported revenues of $5.6 million from its continuing operations, compared to $6.3 million for the same quarter last year, representing a decrease of approximately 11%. This decrease was attributable to a strengthening of the USD against the Euro and to a decrease in license revenues for the quarter compared to the same quarter in the prior fiscal year. No customer accounted for more than 10% of total revenues in the quarter ended January 31, 2009, whereas one customer contributed approximately 23% of total revenues in the quarter ended January 31, 2008.

Net income for the quarter was $1.6 million and diluted net income per share was $0.42, compared to net income of $2.6 million and diluted net income per share of $0.69 for the first quarter of fiscal 2008. Net income for the quarter was negatively affected by reduced revenues in the quarter as well as a non recurring employment separation expense of approximately $275,000.

Versant also reported a decrease in cash and cash equivalents of approximately $2.5 million during the quarter. This decrease was primarily a result of our cash acquisition of db4o for $2.1 million, the expenditure of $1.1 million to repurchase shares of our common stock under the stock repurchase program we announced in December 2008, and an increase in trade accounts receivable of $2.7 million, offset partially by an increase in deferred revenues of $1.2 million.

Since announcement of the stock repurchase program, Versant has acquired 76,692 common shares on the open market for approximately $1.1 million at an average purchase price of $14.39 per share, leaving approximately $3.9 million in authorized funds available for future repurchases of stock under this program.

“Despite the continued challenging economic environment, we are pleased with our revenue performance in the current quarter. We were able to accomplish solid revenue levels without depending on large transactions. We completed our acquisition of db4o during the quarter and have made significant progress with its integration”, said Jochen Witte, CEO of Versant Corporation.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements may include the statement in this press release regarding the amount of funds available for the future repurchase of shares of our common stock under our stock repurchase program announced in December 2008, which may be terminated at any time at Versant’s discretion.

There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements or otherwise be adversely affected. These factors, risks and uncertainties include, without limitation: the impact of the current downturn in the global economy, which may reduce our customers’ revenues and profits and thus dissuade them from making strategic capital purchase decisions for our products and services; our inability to achieve revenue expectations or projected net income levels as a result of the foregoing factors or delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions or the general economic downturn; changes in currency exchange rates; the Company’s ability to successfully manage its costs and operations and maintain adequate working capital; any failure of our efforts to capitalize on the recently acquired db4o database business or to ultimately make that business profitable; Mr. Witte’s ability to successfully perform the dual roles of Chief Executive Officer and Executive VP Field Operations until the Company hires a new sales executive; and, the use of our cash to repurchase shares of our stock under our stock repurchase program announced in December 2008 or the termination of that program. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the year ending October 31, 2008, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Tuesday, February 24, 2009
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-800-762-9058
International:	1-480-629-1990
Conference ID:	3992517
Internet Simulcast*:	http://viavid.net/dce.aspx?sid=00005E25

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until March 3, 2009.

Replay number US:	1-800-406-7325
International Replay number:	1-303-590-3030
Replay Pass Code**:	3992517

** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	January 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$24,753	$27,234
Trade accounts receivable, net of allowance for doubtful accounts of $83 and $16 at January 31, 2009 and October 31, 2008, respectively	5,486	2,801
Other current assets	379	399
Total current assets	30,618	30,434

Property and equipment, net	613	670
Goodwill	8,298	6,720
Intangible assets, net	1,083	565
Other assets	113	172
Total assets	$40,725	$38,561

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$549	$371
Accrued liabilities	1,572	1,525
Deferred revenues	4,283	3,120
Deferred rent	19	17
Total current liabilities	6,423	5,033

Deferred revenues	360	317
Deferred rent	7	13
Other long-term liabilities	44	44
Total liabilities	6,834	5,407

Stockholders’ equity:
Common stock, no par value, 7,500,000 shares authorized, 3,759,135 shares issued and 3,682,443 shares outstanding at January 31, 2009, and 3,746,581 shares issued and outstanding at October 31, 2008	98,065	97,717
Treasury stock at cost, 76,692 shares at January 31, 2009	(1,107)	—
Accumulated other comprehensive income, net	117	183
Accumulated deficit	(63,184)	(64,746)
Total stockholders’ equity	33,891	33,154
Total liabilities and stockholders’ equity	$40,725	$38,561

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended
	January 31,	January 31,
	2009	2008

Revenues:
License	$3,243	$3,962
Maintenance	2,314	2,230
Professional services	62	92
Total revenues	5,619	6,284

Cost of revenues:
License	65	80
Amortization of intangible assets	93	79
Maintenance	383	384
Professional services	36	27
Total cost of revenues	577	570

Gross profit	5,042	5,714

Operating expenses:
Sales and marketing	1,186	841
Research and development	993	1,054
General and administrative	1,187	1,086
Total operating expenses	3,366	2,981

Income from operations	1,676	2,733
Interest and other income, net	154	201
Income from continuing operations before taxes	1,830	2,934
Provision for income taxes	268	411
Net income from continuing operations	1,562	2,523
Net income from discontinued operations, net of income taxes	—	82
Net income	$1,562	$2,605

Basic income per share:
Net income from continuing operations	$0.42	$0.69
Earnings from discontinued operations, net of income tax	$—	$0.02
Net income per share, basic	$0.42	$0.71

Diluted income per share:
Net income from continuing operations	$0.42	$0.67
Earnings from discontinued operations, net of income tax	$—	$0.02
Net income per share, diluted	$0.42	$0.69

Shares used in per share calculation:
Basic	3,723	3,680
Diluted	3,760	3,761

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$10	$13
Sales and marketing	$40	$49
Research and development	$44	$39
General and administrative	$139	$91